UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported ) February 15, 2011

China Digital Ventures Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-34858	98-0568076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13520 Oriental St.
Rockville, MD	20853
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 536-5191

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 22, 2010, management of China Digital Ventures Corporation (the “Company”) concluded that the Company should file an amendment (the “Amendment”) to its Annual Report on Form 10-K for the annual period ended September 30, 2010 to restate the annual consolidated financial statements contained in the Annual Report on Form 10-K, and that the 2010 Annual Consolidated Financial Statements should no longer be relied upon because of the accounting error described below.

In connection with the preparation of the Company’s financial statements for the year ended September 30, 2010, management has discovered an accounting and reporting error that impacts the accuracy of the previously issued 2010 Annual Consolidated Financial Statements.  This error was the result of (i) certain expenses that went undetected and were not accrued during the period, (ii) incorrect amounts reported in the balance sheet for accrued expenses, amount due director and deficit accumulated during development stage, and (iii) a procedural deficiency that allowed this error to go undetected.

The Company estimates that this accounting error and these adjustments will result in a reduction of the Company’s previously reported net income for the year ended September 30, 2010 of approximately $500 and an increase in deficit accumulated during the development stage of $2,680.

The Company has identified the systems and process weaknesses that resulted in its financial statement preparation deficiency described above and has implemented manual processes to compensate for these weaknesses.  In addition, the Company is currently reviewing the design of its controls and procedures in order to remediate the material weakness that prevented this accounting error from being detected immediately.

At this time, management is continuing its review of these matters and the Company will file the Amendment once such review is completed.  Given that the review process is still ongoing, the matters discussed herein are preliminary and subject to change.  The restatement of the 2010 Annual Consolidated Financial Statements contained in the Amendment will contain a more definitive description of the impact of the accounting error contained in the 2010 Annual Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL VENTURES CORPORATION

	By:		/s/ Robert M. Price
		Name:	Robert M. Price
		Title:	Chief Executive Officer

Date: February 17, 2011